================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 21, 2002

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)


             DELAWARE                    1-9210                95-4035997
   (State or other jurisdiction       (Commission           (I.R.S. Employer
         of incorporation)            File Number)        Identification No.)


               10889 WILSHIRE BOULEVARD
               LOS ANGELES, CALIFORNIA                            90024
       (Address of principal executive offices)                (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


================================================================================

Item 5.  Other Events and Regulation FD Disclosure
------   -----------------------------------------

     On October 21, 2002, Occidental Petroleum Corporation announced net income for the third quarter 2002 of $402 million ($1.07 per share), compared with $444 million ($1.19 per share) for the third quarter 2001. Earnings before special items and discontinued operations were $329 million ($0.87 per share) for the third quarter 2002, compared with $316 million ($0.85 per share) for the third quarter 2001. The third quarter 2002 included special items and discontinued operations of a net $73 million gain related to asset sales, primarily the sale of the investment in Equistar, partially offset by the impairment of various chemical assets. The third quarter 2001 special items and discontinued operations included a net $128 million gain related to the sale of non-strategic assets.

     In announcing the results, Dr. Ray R. Irani, chairman and chief executive officer, said, "Occidental turned in another strong performance in the third quarter. Earnings before special items and discontinued operations not only exceeded last year's third quarter results, but also this year's second quarter results.

     For the first nine months of this year, our production of 513,000 BOE per day increased by over 8 percent compared with the same period in 2001. We have exceeded the production forecast of 500,000 BOE per day for 2002 that we provided earlier this year, and we are reaffirming our forecast for 2003 of 525,000 BOE per day.

     Income from our chemical businesses continued to improve in the third quarter from the second quarter as a result of improving margins, mainly from chloro-vinyls products."

                                   OIL AND GAS
                                   -----------

     Oil and gas segment earnings before special items were $483 million for the third quarter 2002, compared with $528 million for the third quarter 2001. The decline in the third quarter 2002 earnings reflected the effect of lower natural gas prices partially offset by lower exploration expense and higher crude oil prices.

     Oil and gas segment earnings were $490 million for the third quarter 2002, compared with $927 million for the third quarter 2001. The special items in both years included after-tax gains related to the sale of non-strategic assets, $7 million in the third quarter 2002 and $399 million in the third quarter 2001.

                                    CHEMICALS
                                    ---------

     Chemical segment earnings before special items were $87 million for the third quarter 2002, compared with $38 million for the third quarter 2001. The improvement in the third quarter 2002 earnings reflected higher sales prices for PVC, chlorine and EDC, and improved performance of the Equistar petrochemical investment partially offset by lower caustic soda prices.

     Chemical segment earnings were $214 million for the third quarter 2002. The third quarter 2002 special items included a $164 million net of tax gain from the sale of the investment in Equistar and a $37 million pre-tax charge for the impairment of various operating assets. There were no special items in the third quarter 2001.

                               NINE MONTHS RESULTS
                               -------------------

     For the first nine months of 2002, net income was $667 million ($1.77 per share), compared with $1.401 billion ($3.77 per share) for the first nine months of 2001. Earnings before special items and discontinued operations were $702 million ($1.87 per share) for 2002, compared with $1.291 billion ($3.47 per share) for the same period of 2001.

                                 EITF ISSUE 02-3
                                 ---------------

     Occidental adopted EITF Issue 02-3 in the third quarter of 2002 and reflected the appropriate changes in all periods presented. Revenues and cost of sales for oil and gas trading activities were reduced by equal and offsetting amounts, as discussed in the footnote to the Summary of Segment Net Sales and Earnings in this press release. There was no change in margins, income, EPS or cash flow for any period as a result of this adoption. Energy companies that have revenues from trading activities were required to implement this issue in the third quarter.


     Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand consideration, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements.

SUMMARY OF SEGMENT NET SALES AND EARNINGS
(Millions, except per-share amounts)

                                            Third Quarter           Nine Months
                                       ------------------    ------------------
Periods Ended September 30                2002       2001       2002       2001
=================================      =======    =======    =======    =======
SEGMENT NET SALES
   Oil and gas (a)                     $ 1,224    $ 1,251    $ 3,347    $ 4,310
   Chemical                                739        732      2,006      2,408
                                       -------    -------    -------    -------
   Net sales                           $ 1,963    $ 1,983    $ 5,353    $ 6,718
=================================      =======    =======    =======    =======

SEGMENT EARNINGS
  Oil and gas                          $   490    $   927    $ 1,217    $ 2,679
  Chemical                                 214         38        217         14
                                       -------    -------    -------    -------
                                           704        965      1,434      2,693
UNALLOCATED CORPORATE ITEMS
  Interest expense, net (b)                (73)       (60)      (195)      (207)
  Income taxes (c)                        (105)      (128)      (250)      (550)
  Trust preferred distributions
    & other                                (12)       (13)       (35)       (43)
  Other (d)                                (38)      (321)      (114)      (467)
                                       -------    -------    -------    -------

INCOME FROM CONTINUING OPERATIONS          476        443        840      1,426
  Discontinued operations (e)              (74)         1        (78)         2
  Extraordinary loss, net                   --         --         --         (3)
  Cumulative effect of changes
    in accounting principles, net           --         --        (95)       (24)
                                       -------    -------    -------    -------
NET INCOME                             $   402    $   444    $   667    $ 1,401
                                       =======    =======    =======    =======


BASIC EARNINGS PER COMMON SHARE
  Income from continuing operations    $  1.26    $  1.19    $  2.23    $  3.83
  Discontinued operations (e)             (.19)        --       (.21)       .01
  Extraordinary loss, net                   --         --         --       (.01)
  Cumulative effect of changes
    in accounting principles, net           --         --       (.25)      (.06)
                                       -------    -------    -------    -------
                                       $  1.07    $  1.19    $  1.77    $  3.77
                                       =======    =======    =======    =======

DILUTED EARNINGS PER COMMON SHARE
  Income from continuing operations    $  1.25    $  1.18    $  2.22    $  3.81
  Discontinued operations (e)             (.19)        --       (.21)       .01
  Extraordinary loss, net                   --         --         --       (.01)
  Cumulative effect of changes
    in accounting principles, net           --         --       (.25)      (.06)
                                       -------    -------    -------    -------
                                       $  1.06    $  1.18    $  1.76    $  3.75
                                       =======    =======    =======    =======
AVERAGE BASIC COMMON SHARES
  OUTSTANDING                            377.1      373.5      376.0      371.9
=================================      =======    =======    =======    =======

See footnotes on following page.

(a) Oil and gas revenues reflect the adoption of EITF 02-3 effective in the third quarter of 2002. Segment net sales (revenues) and cost of sales were reduced by equal and offsetting amounts to report revenue from oil and gas trading activities on a net basis as follows:

                                            Third Quarter     Nine Months
                                                 2001             2001
                                            -------------    -------------
     Previously reported sales                 $ 2,521          $ 9,097
     Adjustments pursuant to EITF 02-3          (1,270)          (4,787)
                                               -------          -------
     Sales as adjusted                         $ 1,251          $ 4,310
                                               =======          =======

     There was no change in margins, income, EPS or cash flow for any period as a result of this adoption.
(b) Includes interest income on notes receivable from Altura partners. The nine months year-to-date 2002 includes $22 million and the third quarter and nine months year-to-date 2001 include $24 million and $85 million, respectively.
(c) Includes an offset for charges and credits in lieu of U.S. federal income taxes allocated to the segments. Oil and gas segment earnings have been impacted by charges of $3 million and $35 million in the third quarters of 2002 and 2001, respectively. The oil and gas segment third quarters of 2002 and 2001 includes the tax effects from asset sales of $4 million and $35 million, respectively. Chemical segment earnings have been impacted by credits of $395 million in the third quarter of 2002 and $16 million in the third quarter of 2001. The chemical segment third quarters of 2002 and 2001 include the tax effects from asset sales/dispositions of $392 million and $12 million, respectively.

(d) Includes preferred distributions to the Occidental Permian partners. The nine months year-to-date 2002 includes $20 million. The third quarter and nine months year-to-date 2001 include $25 million and $87 million, respectively. These amounts are essentially offset by the interest income discussed in (b) above. The third quarter and nine months year-to-date 2001 also include a $272 million net-of-tax loss related to the sale of Occidental's residual interest in Occidental Texas Pipeline Company.

(e) Occidental's chromium business and Brazilian vinyl operations have been reclassified to discontinued operations. Occidental announced on October 11, 2002 it has agreed to sell its chromium chemical business to Elementis plc. As a result of the pending sale, Occidental recognized an after-tax loss of $30 million in the third quarter 2002. Occidental is currently in discussions with a buyer for its Brazilian vinyl operations. Occidental recognized a loss of $39 million related to write-down of these assets in the third quarter 2002.

SUMMARY OF OPERATING STATISTICS

                                            Third Quarter           Nine Months
                                       ------------------    ------------------
Periods Ended September 30                2002       2001       2002       2001
=================================      =======    =======    =======    =======
NET OIL, GAS AND LIQUIDS
   PRODUCTION PER DAY

United States
  Crude oil and liquids (MBBL)
    California                              84         78         87         75
    Permian                                143        137        141        136
    Other                                    3         --          3          -
                                       -------    -------    -------    -------
      Total                                230        215        231        211

  Natural Gas (MMCF)
    California                             283        302        293        305
    Hugoton                                149        154        152        161
    Permian                                132        146        129        147
                                       -------    -------    -------    -------
      Total                                564        602        574        613

Latin America
   Crude oil and condensate (MBBL)
    Colombia                                33         35         34         19
    Ecuador                                 13         13         13         13
                                       -------    -------    -------    -------
      Total                                 46         48         47         32

Eastern Hemisphere
  Crude oil and condensate (MBBL)
    Oman                                     9         10         14         10
    Pakistan                                12          7         10          7
    Qatar                                   44         45         43         43
    Russia                                  26         27         27         27
    Yemen                                   29         32         36         33
                                       -------    -------    -------    -------
      Total                                120        121        130        120

  Natural Gas (MMCF)
    Pakistan                                74         50         58         49

Barrels of Oil Equivalent (MBOE)           502        493        513        473

CAPITAL EXPENDITURES (millions)        $   283    $   395    $   840    $   908
                                       =======    =======    =======    =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION OF ASSETS (millions)     $   245    $   243    $   759    $   722
=================================      =======    =======    =======    =======

Item 9.  Regulation FD Disclosure
------   ------------------------

        Text of Speech by Stephen I. Chazen, Chief Financial Officer and
        ----------------------------------------------------------------
                Executive Vice President - Corporate Development
                ------------------------------------------------

                        Occidental Petroleum Corporation

                                 STEPHEN CHAZEN
                           Chief Financial Officer and
                Executive Vice President - Corporate Development

                               - Conference Call -
                    Third Quarter 2002 Earnings Announcement

                                October 21, 2002
                             Los Angeles, California


     Good morning, and thanks for joining us.

     Those of you who have not received a copy of the press release announcing our third quarter earnings, along with the Investor Relations Supplemental Schedules, can find them on our website - oxy.com or on the SEC's EDGAR site.

     Net income for the quarter was $402 million, or $1.07 per share. Last year's third quarter net income was $444 million, or $1.19 per share. Earnings before special items and discontinued operations of $329 million, or $0.87 per share, exceeded the $316 million, or $0.85 per share, we earned in the third quarter a year ago.

     On a segment basis, oil and gas third quarter earnings were $490 million compared to $927 million for last year's third quarter. Oil and gas earnings before special items were $483 million, compared to $528 million during the same period a year ago. Factors affecting third quarter earnings were:

     o The increase in Oxy's third quarter 2002 worldwide oil price realizations added $70 million of earnings over the comparable period last year.

     o The decline in domestic natural gas prices in the third quarter of 2002, due to the absence of the unusual California gas market experienced last year, reduced earnings by $90 million.

     o While third quarter 2002 net barrel of oil equivalent (BOE) production was modestly higher than last year's BOE production, it was below BOE production in the second quarter of this year. Production declined from the second quarter mainly due to higher oil prices which reduced our takes under production sharing contracts.

     o Exploration expense was $29 million in the quarter compared to $91 million in last year's third quarter. Included in last year's exploration expense is the write-off of the Gibraltar well in Colombia that accounted for $66 million of the total.

     o The third quarter 2002 results included an after-tax gain of $7 million related to the sale of additional interests in the Gulf of Mexico.

     o The third quarter 2001 results included the after-tax gain of $399 million on the sale of Occidental's interest in the Tangguh LNG project in Indonesia.

     Chemical segment earnings for the third quarter this year were $214 million compared to $38 million last year. Chemical earnings before special items were $87 million for the third quarter of this year. There were no special items last year.

     Factors affecting third quarter chemical earnings were:

     o Higher sales prices for Chloro-vinyls and stronger performance from our Equistar investment (3Q01 $30 million loss---3Q02 $7 million profit), partially offset by lower caustic soda prices.

     o The results for the third quarter of 2002 included a $164 million after-tax gain from the sale of our interest in Equistar and impairment charges for chemical assets some of which are shown as discontinued operations. The impairment charges included $30 million after tax from the recently announced sale of our chromium business and $39 million for the write-down of our Brazilian vinyl operations both of which are shown as discontinued operations. Additionally, we took impairment charges of $25 million for our PVC dispersion resin Plant and $12 million for one of our chlor-alkali facilities. The expected net proceeds generated by these actions will be in the range of $25 to $30 million.

     In August we closed on the sale of our interest in Equistar in return for an equity interest in Lyondell. Therefore, in the third quarter, we owned a 29.5 percent interest in Equistar for about two months and a 21 percent equity interest in Lyondell for one month. Included in the third quarter chemical results is $7 million of earnings from our interest in Equistar. The one month of our equity interest in Lyondell is included in corporate other. As reported, chemicals earnings before special items were $87 million. Excluding the two months of Equistar earnings and the discontinued operation of the Chrome and Brazilian operations, our base chemicals had earnings before special items of $80 million. Page 14 of the Investor Relations Supplemental Schedules breaks out the historical chemical financials excluding Petrochemicals and the two discontinued operations reported this quarter. For the nine months of this year the current chemical operations had earnings before special items of $137 million and free cash flow of $219 million. This compares to earnings of $109 million and free cash flow of $179 million for the year 2001.

     Interest expense, including distributions on trust-preferred securities, was $85 million during the third quarter this year compared to $98 million in last year's third quarter. Included in the third quarter of this year was a one-time charge of $6 million relating to debt extinguishment. Through the first nine months of this year, total interest expense of $250 million was $87 million below the same period a year ago.

     For the first nine months of this year, net income was $667 million, or $1.77 per share, compared to the $1.4 billion, or $3.77 per share last year. Earnings before special items and discontinued operations for nine months were $702 million, or $1.87 per share, compared to last year's $1.3 billion, or $3.47 per share.

     Cash flow from operations for the first nine months of the year was approximately $1.5 billion.

     Turning to the balance sheet, for the first nine months, we increased shareholder equity by $387 million to $6.0 billion. At the same time, we reduced total debt by $267 million to $4.62 billion, compared to $4.89 billion at the end of last year. During the quarter we repaid the gas sales obligation, which had an outstanding balance of $215 million at the end of the second quarter. At the end of the third quarter, our debt to total capitalization ratio was down to 43-percent, compared to 46-percent at the end of last year.

     Capital spending for the quarter was $283 million and $840 million for the first nine months. We expect total spending for the year to be between $1.2 to $1.3 billion, including $100 million for chemicals.

     Looking forward to the fourth quarter, we would expect:

     o    BOE production to be similar to the third quarter;

     o    Exploration expense to be slightly higher than the third quarter;

     o Chemical earnings to be comparable to the second quarter as a result of lower PVC demand and prices, seasonal effects and higher energy prices; and

     o    The effective tax rate to be about 27 percent.

     Our sensitivity to changes in oil and gas prices will be similar to prior quarters. A 25-cents per million BTUs swing in gas prices has a $13.5 million impact on our quarterly oil and gas earnings, and a $1.00 per barrel change in oil prices impacts segment quarterly earnings by $28 million.

     At the end of the third quarter we had approximately $300 million of cash. Assuming the continuation of the current environment, the payment of the $340 million related to the Dolphin project bid and related capital, taxes and other payments, we would expect year-end debt to be slightly higher than third quarter debt.

     The last issue I would like to discuss deals with a change in our oil and gas trading revenue figures resulting from the adoption of the Emerging Issues Task Force Issue No. 02-3.

     Occidental has two major types of oil and gas revenue. The first is from the sale of oil and gas we produce or equity production. The second is from sales of oil and gas produced by others, but purchased and resold by Occidental, which we refer to as revenue from trading activities. Our financial statements and our SEC filings have noted for several years that our revenues from trading activities are significant. Both types of sales involve physical deliveries and historically have been reflected in our financial statements in the same way, consistent with the accounting rules.

     The recent ruling by the EITF requires the revenue from energy trading activities to be shown on a net basis, but this has no effect on the profits for those sales. Occidental is required to adopt this new accounting requirement in the third quarter. Occidental has not engaged in any round-trip trading activities that the FERC was investigating earlier this year and, as you may recall, the audit we requested KPMG, our new auditors, to perform for our 1999 through 2001 financial statements resulted in no adjustments to sales, income, balance sheet, EPS or cash flow. Adopting the EITF Issue resulted in identical adjustments only to sales and cost of sales. We now show our revenues from trading activities on a net basis, in compliance with the new rule, and we believe this has the added benefit of making our oil and gas sales revenue easier to analyze and understand. The changes to 2001 revenue are footnoted in the Earnings Press Release. For the third quarter 2002, our revenues and cost of sales were affected by approximately $1.3 billion.

     Now I would like to turn the conference call over to Dr. Ray Irani, Chairman and CEO.



    Text of Speech by Dr. Ray R. Irani, Chairman and Chief Executive Officer
    ------------------------------------------------------------------------


                        Occidental Petroleum Corporation

                                DR. RAY R. IRANI
                      Chairman and Chief Executive Officer

                               - Conference Call -
                    Third Quarter 2002 Earnings Announcement

                                October 21, 2002
                             Los Angeles, California


     Thank you, Steve.

     The results Steve just reviewed reflect the continuing implementation of the strategy that we successfully initiated 5 years ago. That strategy focuses on large, long-lived, cost-competitive "legacy" oil and gas assets that give us stable production, strong earnings and cash flow - and a solid platform for new growth initiatives. Those assets are continuing to perform well.

     Oil and gas production averaged 502,000 barrels of oil equivalent per day for the quarter and 513,000 BOE through nine months. We expect fourth quarter production to be at roughly the same level as the third quarter, which means production for the year should average about 510,000 BOE per day. We're clearly going to beat our forecast of 500,000 BOE per day for the year. More importantly, we are reaffirming our earlier forecast for 2003 production of 525,000 BOE per day - and we are very comfortable with this forecast.

     Next year's production growth will come primarily from the startup of Horn Mountain in the deepwater Gulf of Mexico later this year and the Eden Yuturi field in Ecuador in the second half of 2003.

     Our five-year forecast is for production to grow from 476,000 BOE per day in 2001 to 610,000 BOE in 2006. That translates into an average annual increase in excess of 5 percent per year - and we also are comfortable with this forecast which is based entirely on existing projects.

     Key components of our strategy since 1997 include strengthening our balance sheet and reducing the volatility of earnings. We are continuing to take full advantage of strong oil and gas prices to reduce debt. As Steve said, our debt to cap ratio is 43 percent - and we would like to drive it down to 40 percent.

     The sale of our Equistar holdings in return for an equity interest in Lyondell is expected to reduce the volatility of our chemical earnings. Before special items, our chemical earnings through nine months were $104 million, but without Equistar chemical earnings would have been $137 million. The timely sale of the chrome business in the face of the elimination of its primary market also strengthens the outlook of our core chemical business.

     As we look ahead, I want to note that our chloro-vinyls business differs substantially from the petrochemical businesses. Unlike petrochemicals, which has undergone a significant expansion in capacity, there have been no capacity additions along the chloro-vinyls chain. In fact, there have been a number of closures of chlor-alkali facilities. These factors have led to strengthening prices and margin improvement.

     Over the past 10 years, earnings before interest and taxes for our chloro-vinyls business averaged about $300 million per year - and we expect this business to average at least this much during the next three years.

     Thank you, and now we're ready to answer your questions.


     ----------------------------------------------------------------------
     Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand consideration, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
     ----------------------------------------------------------------------

                        Supplemental Investor Information
                        ---------------------------------

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                               2002 Third Quarter
                                Net Income (Loss)
                                  ($ millions)

                                                                                                        EARNINGS
                                         REPORTED                                                        BEFORE
                                          INCOME        ADJUSTMENTS                                   SPECIAL ITEMS
                                        ----------    ---------------                               ----------------
Oil & Gas                               $      490    $        (7)   Asset sale                        $      483

Chemical                                       214           (164)   Sale of Equistar investment               87
                                                               37    Asset write-downs
Corporate
    Interest                                   (73)                                                           (73)
    Trust Pfd Distributions & Other            (12)                                                           (12)
    Other                                      (38)                                                           (38)
    Taxes                                     (105)           (13)   Tax effect of adjustments               (118)

                                        ----------     ----------                                      ----------
INCOME FROM CONTINUING OPERATIONS              476           (147)                                            329
Discontinued operations                        (74)            74    Discontinued operations                   --
                                        ----------     ----------                                      ----------
NET INCOME                              $      402     $      (73)                                     $      329
                                        ==========     ==========                                      ==========


BASIC EARNINGS PER SHARE
Income from continuing operations       $     1.26                                                     $     0.87
Discontinued operations                      (0.19)                                                            --
                                        ----------                                                     ----------
NET INCOME                              $     1.07                                                     $     0.87
                                        ==========                                                     ==========

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                               2001 Third Quarter
                                Net Income (Loss)
                                  ($ millions)

                                                                                                          EARNINGS
                                              REPORTED                                                     BEFORE
                                               INCOME       ADJUSTMENTS                                 SPECIAL ITEMS
                                             ----------    -------------                              ----------------
Oil & Gas                                    $      927    $     (399)   Indonesia - Tangguh LNG         $      528

Chemical                                             38                                                          38

Corporate
    Interest - Permian Non-recourse debt            (13)                                                        (13)
    Interest - all others                           (71)                                                        (71)
    Trust Pfd Distributions & Other                 (14)                                                        (14)
    Other                                          (296)          272    Occidental Texas Pipeline              (24)
    Taxes                                          (128)                                                       (128)

                                             ----------    ----------                                    ----------
INCOME FROM CONTINUING OPERATIONS                   443          (127)                                          316
Discontinued operations                               1            (1)   Discontinued operations                 --
                                             ----------    ----------                                    ----------
NET INCOME                                   $      444    $     (128)                                   $      316
                                             ==========    ==========                                    ==========


BASIC EARNINGS PER SHARE
Income from continuing operations            $     1.19                                                  $     0.85
Discontinued operations                              --                                                          --
                                             ----------                                                  ----------
NET INCOME                                   $     1.19                                                  $     0.85
                                             ==========                                                  ==========

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                             2002 First Nine Months
                                Net Income (Loss)
                                  ($ millions)

                                                                                                              EARNINGS
                                                REPORTED                                                       BEFORE
                                                 INCOME       ADJUSTMENTS                                   SPECIAL ITEMS
                                               ----------    -------------                                ----------------
Oil & Gas                                      $    1,217    $       (7)   Asset sale                        $    1,210

Chemical                                              217          (164)   Sale of Equistar investment              104
                                                                     37    Asset write-downs
                                                                     14    Severance
Corporate
  Interest                                           (217)                                                         (217)
  Trust Pfd Distributions & Other                     (33)                                                          (33)
  Other                                               (94)                                                          (94)
  Taxes                                              (250)          (18)   Tax effect of adjustments               (268)
                                               ----------    ----------                                      ----------

Income from continuing operations                     840          (138)                                            702
Discontinued operations                               (78)           78    Discontinued operations                   --
Cumulative effect of changes in accounting            (95)           95    Goodwill impairment                       --
principles, net
                                               ----------    ----------                                      ----------
NET INCOME                                     $      667    $       35                                      $      702
                                               ==========    ==========                                      ==========

BASIC EARNINGS PER SHARE
Income from continuing operations              $     2.23                                                    $     1.87
Discontinued operations                             (0.21)                                                           --
Cumulative effect of changes in accounting          (0.25)                                                           --
principles
                                               ----------                                                    ----------
NET INCOME                                     $     1.77                                                    $     1.87
                                               ==========                                                    ==========

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                             2001 First Nine Months
                                Net Income (Loss)
                                  ($ millions)

                                                                                                                   EARNINGS
                                               REPORTED                                                             BEFORE
                                                INCOME       ADJUSTMENTS                                         SPECIAL ITEMS
                                              ----------    -------------                                      ----------------
Oil & Gas                                     $    2,679    $     (399)   Indonesia - Tangguh LNG                 $    2,273
                                                                    (7)   Asset sale
Chemical                                              14            26    Severance & plant shut down costs               40

Corporate
  Interest - Permian Non-recourse debt               (69)                                                                (69)
  Interest - all others                             (223)                                                               (223)
  Trust Pfd Distributions & Other                    (45)                                                                (45)
  Other                                             (380)          272    Occidental Texas Pipeline                      (65)
                                                                    49    Environmental remediation
                                                                    (6)   OIL insurance dividend
    Taxes                                           (550)          (70)   State tax reserve reversal                    (620)
                                              ----------    ----------                                            ----------

Income from continuing operations                  1,426          (135)                                                1,291
Discontinued operations                                2            (2)   Discontinued operations                         --
Extraordinary loss, net                               (3)            3    Early debt extinguishment                       --
Cumulative effect of changes in accounting           (24)           24    Derivative & hedge accounting                   --
principles, net
                                              ----------    ----------                                            ----------
NET INCOME                                    $    1,401    $     (110)                                           $    1,291
                                              ==========    ==========                                            ==========

BASIC EARNINGS PER SHARE
Income from continuing operations             $     3.83                                                          $     3.47
Discontinued operations                             0.01                                                                  --
Extraordinary loss, net                            (0.01)                                                                 --
Cumulative effect of changes in accounting         (0.06)                                                                 --
principles, net
                                              ----------                                                          ----------
NET INCOME                                    $     3.77                                                          $     3.47
                                              ==========                                                          ==========

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                      2002 Third Quarter Net Income (Loss)
                           Reported Income Comparison


                                        THIRD         SECOND
                                       QUARTER       QUARTER
                                         2002          2002        B / (W)
                                      ---------     ---------     ---------
Oil & Gas                             $     490     $     421     $      69
Chemical                                    214            34           180
Corporate
  Interest - all others                     (73)          (74)            1
  Trust Pfd Distributions & Other           (12)           (9)           (3)
  Other                                     (38)          (30)           (8)
  Taxes                                    (105)         (101)           (4)
                                      ---------     ---------     ---------
Income from continuing operations           476           241           235
Discontinued operations                     (74)           (1)          (73)
                                      ---------     ---------     ---------
Net Income                            $     402     $     240     $     162
                                      =========     =========     =========

Basic Earnings Per Share              $    1.07     $    0.64     $    0.43
                                      =========     =========     =========

Effective Tax Rate                        -152%           29%          181%
                                      =========     =========     =========

================================================================================

                              OCCIDENTAL PETROLEUM
                      2002 Third Quarter Net Income (Loss)
                     Income Before Special Items Comparison


                                        THIRD         SECOND
                                       QUARTER       QUARTER
                                         2002          2002        B / (W)
                                      ---------     ---------     ---------
Oil & Gas                             $     483     $     421     $      62
Chemical                                     87            34            53
Corporate
  Interest - all others                     (73)          (74)            1
  Trust Pfd Distributions & Other           (12)           (9)           (3)
  Other                                     (38)          (30)           (8)
  Taxes                                    (118)         (101)          (17)
                                      ---------     ---------     ---------
Net Income                            $     329     $     241     $      88
                                      =========     =========     =========

Basic Earnings Per Share              $    0.87     $    0.64     $    0.23
                                      =========     =========     =========

Effective Tax Rate                          26%           29%            3%
                                      =========     =========     =========

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Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                                    Oil & Gas
             Segment Earnings Before Special Items Variance Analysis
                                  ($ millions)

     2002 3rd Quarter                                           $       483
     2002 2nd Quarter                                                   421
                                                                -----------
                                                                $        62
                                                                ===========


     Price Variance                                             $        47

     Volume Variance                                                     (6)

     Exploration Expense Variance                                        30

     All Other                                                           (9)
                                                                -----------
                              TOTAL VARIANCE                    $        62
                                                                ===========

================================================================================


                              OCCIDENTAL PETROLEUM
                                    Chemical
             Segment Earnings Before Special Items Variance Analysis
                                  ($ millions)

     2002 3rd Quarter                                           $        87
     2002 2nd Quarter                                                    34
                                                                -----------
                                                                $        53
                                                                ===========


     Sales Price                                                $        66

     Sales Volume/Mix                                                    (9)

     Operations/Manufacturing                                           (25)

     All Other                                                           21
                                                                -----------
                              TOTAL VARIANCE                    $        53
                                                                ===========

     *  Increased volume and higher feedstock costs
     ** Includes higher equity earnings

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                      2002 Third Quarter Net Income (Loss)
                           Reported Income Comparison

                                             Third         Third
                                            Quarter       Quarter
                                              2002          2001        B / (W)
                                           ---------     ---------     ---------
Oil & Gas                                  $     490     $     927     $    (437)
Chemical                                         214            38           176
Corporate
  Interest - Permian Non-recourse debt            --           (13)           13
  Interest - all others                          (73)          (71)           (2)
  Trust Pfd Distributions & Other                (12)          (14)            2
  Other                                          (38)         (296)          258
  Taxes                                         (105)         (128)           23
                                           ---------     ---------     ---------
Income from continuing operations                476           443            33
Discontinued operations                          (74)            1           (75)
                                           ---------     ---------     ---------
Net Income                                 $     402     $     444     $     (42)
                                           =========     =========     =========

Basic Earnings Per Share                   $    1.07     $    1.19     $   (0.12)
                                           =========     =========     =========

Effective Tax Rate                             -152%           -5%          147%
                                           =========     =========     =========


================================================================================

                              OCCIDENTAL PETROLEUM
                      2002 Third Quarter Net Income (Loss)
                     Income Before Special Items Comparison

                                             Third         Third
                                            Quarter       Quarter
                                              2002          2001        B / (W)
                                           ---------     ---------     ---------
Oil & Gas                                  $     483     $     528     $     (45)
Chemical                                          87            38            49
Corporate
  Interest - Permian non-recourse debt            --           (13)           13
  Interest - all others                          (73)          (71)           (2)
  Trust Pfd Distributions & Other                (12)          (14)            2
  Other                                          (38)          (24)          (14)
  Taxes                                         (118)         (128)           10
                                           ---------     ---------     ---------
Net Income                                 $     329     $     316     $      13
                                           =========     =========     =========

Basic Earnings Per Share                   $    0.87     $    0.85     $    0.02
                                           =========     =========     =========

Effective Tax Rate                               26%           28%            2%
                                           =========     =========     =========

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Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                                    Oil & Gas
             Segment Earnings Before Special Items Variance Analysis
                                  ($ millions)

     2002 3rd Quarter                                           $       483
     2001 3rd Quarter                                                   528
                                                                -----------
                                                                $       (45)
                                                                ===========


     Price Variance                                             $       (43)

     Volume Variance                                                      3

     Exploration Expense Variance                                        62

     All Other                                                          (67)
                                                                -----------
                                TOTAL VARIANCE                  $       (45)
                                                                ===========

================================================================================

                              OCCIDENTAL PETROLEUM
                                    Chemical
             Segment Earnings Before Special Items Variance Analysis
                                  ($ millions)

     2002 3rd Quarter                                           $        87
     2001 3rd Quarter                                                    38
                                                                -----------
                                                                $        49
                                                                ===========


     Sales Price                                                $        13

     Sales Volume/Mix                                                    (1)

     Operations/Manufacturing                                           (17)

     All Other                                                           54
                                                                -----------
                                TOTAL VARIANCE                  $        49
                                                                ===========

     *  Higher energy and feedstock costs.
     ** Includes higher equity earnings

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                         SUMMARY OF OPERATING STATISTICS
                         -------------------------------

                                        Third Quarter              Nine Months
                                     -------------------       -------------------
                                       2002       2001           2002       2001
                                     --------   --------       --------   --------
NET PRODUCTION PER DAY:
  United States
    Crude oil and liquids (MBL)
                      California           84         78             87         75
                         Permian          143        137            141        136
                        US Other            3         --              3         --
                                     --------   --------       --------   --------
                           Total          230        215            231        211
    Natural Gas (MMCF)
                      California          283        302            293        305
                         Hugoton          149        154            152        161
                         Permian          132        146            129        147
                                     --------   --------       --------   --------
                           Total          564        602            574        613
  Latin America
    Crude oil (MBL)
                        Colombia           33         35             34         19
                         Ecuador           13         13             13         13
                                     --------   --------       --------   --------
                           Total           46         48             47         32
  Eastern Hemisphere
    Crude oil (MBL)
                            Oman            9         10             14         10
                        Pakistan           12          7             10          7
                           Qatar           44         45             43         43
                          Russia           26         27             27         27
                           Yemen           29         32             36         33
                                     --------   --------       --------   --------
                           Total          120        121            130        120
    Natural Gas (MMCF)
                        Pakistan           74         50             58         49

Barrels of Oil Equivalent (MBOE)          502        493            513        473
--------------------------------     --------   --------       --------   --------

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Investor Relations Supplemental Schedules

[OXY LOGO]


                         SUMMARY OF OPERATING STATISTICS

                                           Third Quarter              Nine Months
                                        -------------------       -------------------
                                          2002       2001           2002       2001
                                        --------   --------       --------   --------
OIL & GAS:
----------
  PRICES
  UNITED STATES
  Crude Oil ($/BBL)                        25.75      23.03          22.81      23.48
  Natural gas ($/MCF)                       2.94       4.49           2.74       7.71

  LATIN AMERICA
  Crude oil ($/BBL)                        25.35      21.14          22.21      21.40

  EASTERN HEMISHPERE
  Crude oil ($/BBL)                        24.59      22.60          21.61      22.66
  Natural Gas ($/MCF)                       1.95       2.16           2.14       2.25


                                           Third Quarter              Nine Months
                                        -------------------       -------------------
                                          2002       2001           2002       2001
                                        --------   --------       --------   --------
Exploration Expense
  Domestic                              $     18   $     15       $     72   $     37
  Latin America                                3         68             17         72
  Eastern Hemisphere                           8          8             26         21
                                        --------   --------       --------   --------
          TOTAL                         $     29   $     91       $    115   $    130
                                        ========   ========       ========   ========

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                                    CHEMICALS
                                 Volume (M Tons)

                                           Third Quarter              Nine Months
                                        -------------------       -------------------
MAJOR PRODUCTS                            2002       2001           2002       2001
                                        --------   --------       --------   --------
  Chlorine                                   685        720          2,121      2,211
  Caustic                                    716        760          2,033      2,179
  Ethylene Dichloride                         94        208            386        584
  PVC Resins                               1,022      1,015          3,215      3,128


                                    CHEMICALS
                                 Prices (Index)

                                           Third Quarter              Nine Months
                                        -------------------       -------------------
MAJOR PRODUCTS                            2002       2001           2002       2001
                                        --------   --------       --------   --------
  Chlorine                                  1.37       0.68           0.83       0.78
  Caustic                                   0.61       1.36           0.72       1.37
  Ethylene Dichloride                       1.30       0.43           1.02       0.66
  PVC Resins                                0.88       0.65           0.70       0.71


CHLORINE
--------
OxyChem Commentary
------------------
o Demand continued to improve through July and August but fell in September. The current outlook for the 4th quarter is continued softening as seasonal PVC demand declines and large buyers work down inventories before year-end.

o Industry effective operating rates continued to climb to 94% in the 3rd quarter, up from 92% in the 2nd quarter and 87% in the 1st quarter. Rates are expected to ease in the 4th quarter as demand falls.

o A price increase of $40/ton was announced in late August for implementation in October.

Influencing Factors:
--------------------
A continued economic recovery in 2003, coupled with a lack of new capacity, is expected to yield stronger demand and higher industry operating rates.

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Investor Relations Supplemental Schedules

[OXY LOGO]


CAUSTIC
-------
OxyChem Commentary
------------------
o Caustic soda consumption in the domestic and export markets continues to slowly improve. Seasonal demand for caustic soda was robust, particularly in the bleach market. Demand for caustic soda into the distribution and inorganic markets remained stable. Consumption in the fourth quarter will ease due to seasonal changes.

o Domestic pricing for caustic soda continues to improve. Third quarter pricing improved as a result of the $50/ton price increase supported by the industry in mid-May. Producers have announced an additional $50/ton price increase for the fourth quarter.

Influencing Factors:
--------------------
The supply/demand balance for caustic soda continues to narrow due to capacity restrictions and improving demand for caustic soda in the U.S. manufacturing sector. Continued strengthening of the US economy, coupled with improved global economic conditions, is expected to lead to continued price improvement.

EDC
---
OxyChem Commentary
------------------
o Demand was stable for most of the third quarter, as buyers remained uncertain about the market. The market in China has softened due to increased production of VCM through alternative methods and an increased supply of EDC from the Middle East and Japan.

o Declining PVC prices in China has put significant downward price pressure on EDC. Prices in August were 2 cents/lb. lower than in June. As a result some producers are directing chlorine into the merchant market rather than to the production of EDC.

Influencing Factors:
--------------------
Pricing will be under pressure for the 2nd half of 2002. The demand for vinyls in China is expected to increase in early 2003 yielding an improved supply/demand balance and higher prices for EDC.

PVC/VCM
-------
OxyChem Commentary
------------------
o Going into the quarter, PVC resin demand outweighed production capability. By the end of the quarter a slowdown began in the pipe sector and resin inventories began to climb.
o OxyVinyls' PVC operating rates for the 3rd quarter were at 94%. Rates in the 4th quarter are expected to remain strong to rebuild inventory in preparation for the spring construction season. The estimated industry average operating rate for the 3rd quarter was 90%. Early in the quarter, some resin producers were constrained by a lack of

Investor Relations Supplemental Schedules

[OXY LOGO]


     chlorine and VCM, while later in the quarter some producers opted to slow their plants due to weakening demand. Capacities used to calculate operating rates have been modified to exclude both the former Borden Geismar and Addis facilities, which are currently idle.

o Domestic PVC resin market prices increased $.02/lb in July and were flat in August and September.

o Demand for exports to Asia was weak for most of the quarter. U.S. export PVC resin prices into Asia started the quarter at approximately $580/MT and declined to $520/MT by the end of the quarter. Prices to Latin America declined by $100/MT, ending the quarter at approximately $620/MT.

o Demand for VCM has been very strong throughout the year and the 3rd quarter was no exception. VCM inventory levels remain low due to numerous planned and unplanned plant outages throughout the 3rd quarter and strong domestic PVC demand. PVC demand is expected to fall in the 4th quarter due to the seasonal slowdown. During this period VCM producers will rebuild inventory levels and look for opportunities to sell VCM in overseas markets in order to keep their plants running.

o Demand for VCM overseas remained strong throughout most of the 3rd quarter. However, VCM prices started to fall in August as PVC prices in South America dropped due to increased competition. Asian demand has fallen in recent months and is not expected to rebound this year.

o Export VCM prices started their rise in February from the $250 - $260/MT range and continued to their peak of about $520/MT in July. Prices started to fall in August as demand in several overseas markets, including Asia and South America, started to taper off. Pricing for September shipments was in the $470 - $490/MT range.

Influencing Factors:
--------------------
Price pressure in the 4th quarter created by the downturn in the pipe sector and the normal seasonal slowdown will be moderated by the resin producers' need to build inventory and expectations that tight chlorine and VCM markets will continue to constrain PVC production in the 1st half of 2003.

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                                Chemical Segment
                 Historical Financials Excluding Petrochemicals

                                                                                                        Average
                                                                                                         1993 -    9 Months
                        1993     1994     1995     1996     1997     1998     1999     2000     2001      2001       2002
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   --------   --------
EBIT                   $  185   $  236   $  634   $  414   $  315   $  243   $  120   $  216   $  109   $    275   $    137

DD&A                      190      184      178      145      158      152      182      183      184        173        139
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   --------   --------

EBITDA                    375      420      812      559      473      395      302      399      293        448        276

Capital Spending (1)     (128)    (153)    (195)    (215)    (346)    (300)    (112)    (148)    (114)      (190)       (57)

                       ------   ------   ------   ------   ------   ------   ------   ------   ------   --------   --------
Free Cash Flow (2)     $  247   $  267   $  617   $  344   $  127   $   95   $  190   $  251   $  179   $    258   $    219
                       ======   ======   ======   ======   ======   ======   ======   ======   ======   ========   ========

(1) Excludes divestiture proceeds and acquisitions
(2) Excludes working capital changes

Investor Relations Supplemental Schedules

[OXY LOGO]


                         SUMMARY OF OPERATING STATISTICS

                                           Third Quarter              Nine Months
                                        -------------------       -------------------
                                          2002       2001           2002       2001
                                        --------   --------       --------   --------
Capital Expenditures ($MM)
   Oil & Gas
     California                         $     57   $    111       $    178   $    229
     Permian                                  50         67            153        192
     Other - U.S.                             20         41             64         95
     Latin America                            26         20             77         56
     Eastern Hemisphere                       92         94            270        228
   Chemicals                                  21         22             56         64
   Corporate                                  17         40             42         44
                                        --------   --------       --------   --------
          TOTAL                         $    283   $    395       $    840   $    908
                                        ========   ========       ========   ========


Depreciation, Depletion &
  Amortization of Assets ($MM)
   Oil & Gas
     Domestic                           $    138   $    134       $    434   $    396
     Latin America                             9          8             27         18
     Eastern Hemisphere                       52         46            153        139
   Chemicals                                  44         46            139        140
   Corporate                                   2          9              6         29
                                        --------   --------       --------   --------
          TOTAL                         $    245   $    243       $    759   $    722
                                        ========   ========       ========   ========

Investor Relations Supplemental Schedules

[OXY LOGO]


                              OCCIDENTAL PETROLEUM
                                    CORPORATE
                                  ($ millions)

                                                                   30-Sep-02           31-Dec-01
                                                                ---------------     ---------------
CAPITALIZATION

Oxy Long-Term Debt (including current maturities)                  $   4,141           $   4,065

Gas Sales Obligation (current and non-current)                            --                 282

Trust Preferred Securities                                               456                 463

Others                                                                    26                  80
                                                                   ---------           ---------

                     Total Debt                                    $   4,623           $   4,890
                                                                   =========           =========


EQUITY                                                             $   6,021           $   5,634
                                                                   =========           =========

Total Debt To Total Capitalization                                       43%                 46%
                                                                   =========           =========

Investor Relations Supplemental Schedules

[OXY LOGO]


Portions of this presentation are "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties that could significantly affect expected results. No assurance can be given that the results or statement of expectations or beliefs will be attained. Factors that may cause actual results to differ materially are contained in the March 13, 2002 form 10-K on file with the SEC.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              OCCIDENTAL PETROLEUM CORPORATION
                                        (Registrant)




DATE:  October 18, 2002       S. P. Dominick, Jr.
                              --------------------------------------------------
                              S. P. Dominick, Jr., Vice President and Controller
                              (Chief Accounting and Duly Authorized Officer)